As filed with the Securities and Exchange Commission on

September 9, 2022

Securities Act File No. 333-266242

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM N-14

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REGISTRATION STATEMENT UNDER THE SECURITIES	/ /
ACT OF 1933	----
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Pre-Effective Amendment No. //	/ /
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Post-Effective Amendment No. 1 //	/ X /
and/or	----
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(Check appropriate box or boxes)

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PUTNAM ASSET ALLOCATION FUNDS

(Exact Name of Registrant as Specified in Charter)

100 Federal Street, Boston, Massachusetts 02110

(Address of Principal Executive Offices) (Zip Code)

(617) 292-1000

(Area Code and Telephone Number)

STEPHEN J. TATE, Vice President

Putnam Asset Allocation Funds

100 Federal Street

Boston, Massachusetts 02110

(Name and address of agent for service)

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Copy to:

BRYAN CHEGWIDDEN, Esquire

ROPES & GRAY LLP

1211 Avenue of the Americas

New York, New York 10036

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This Post-Effective Amendment No. 1 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

An indefinite amount of the Registrant’s securities have been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon such Rule, no filing fee is paid at this time.

PUTNAM ASSET ALLOCATION FUNDS

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Notice of Special Meeting*

Part A – Proxy Statement/Prospectus*

Part B – Statement of Additional Information*

Part C – Other Information

Signature Page

Exhibits*

_____________________________

*       Incorporated by reference from the Pre-Effective Amendment to Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on September 7, 2022 (Form No. 333-266242) (the “Registration Statement”).

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely in amend the disclosure included in Item 15 of Part C.

PUTNAM ASSET ALLOCATION FUNDS

Putnam Multi-Asset Income Fund

FORM N-14

PART C

OTHER INFORMATION

Item 15.	Indemnification

Reference is made to Article VIII, sections 1 through 3, of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended (File No. 811-07121). In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

The Massachusetts business trusts comprising The Putnam Funds (each a “Trust”) have also agreed to contractually indemnify each Trustee. The agreement between the Trusts and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses to the fullest extent permitted by the Registrant’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws and the laws of The Commonwealth of Massachusetts, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, as now or hereafter in force, provides that each Trust severally shall indemnify and hold harmless the Trustee against any and all expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Trust, unless the Trustee has been adjudicated in a final adjudication on the merits to have engaged in certain disabling conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits
(1)	Amended and Restated Agreement and Declaration of Trust dated March 21, 2014--Incorporated by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2015.
(2)(a)	Amended and Restated Bylaws dated as of October 17, 2014--Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 29, 2020.
(2)(b)	Amendment to Amended and Restated Bylaws dated as of April 22, 2016--Incorporated by reference to Post-Effective Amendment No. 34 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on August 29, 2016.
(3)	Not applicable.
(4)	Form of Agreement and Plan of Reorganization – included as Appendix A to Part A hereof.
(5)(a)	Portions of Agreement and Declaration of Trust Relating to Shareholders' Rights--Incorporated by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2015.
(5)(b)	Portions of Bylaws Relating to Shareholders' Rights--Incorporated by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2015.
(6)(a)	Management Contract with Putnam Investment Management, LLC dated February 27, 2014; Schedule A amended as of November 22, 2019; Schedule B amended as of May 20, 2022--Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on July 12, 2022.
(6)(b)	Sub-Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated July 1, 2022; Schedule A amended as of July 1, 2022 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on July 12, 2022.

(6)(c)	Sub-Advisory Contract among Putnam Investment Management, LLC, Putnam Investments Limited and The Putnam Advisory Company, LLC dated July 1, 2022; Schedule A amended as of July 1, 2022--Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on July 12, 2022.
(7)(a)	Amended and Restated Distributor’s Contract with Putnam Retail Management Limited Partnership dated July 1, 2013, for Putnam Dynamic Asset Allocation Balanced Fund, Putnam Dynamic Asset Allocation Conservative Fund, and Putnam Dynamic Asset Allocation Growth Fund--Incorporated by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 28, 2014.
(7)(b)(i)	Form of Dealer Sales Contract dated March 27, 2012--Incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on June 27, 2012.
(7)(b)(ii)	Schedule of Dealer Sales Contracts conforming in all material respects to the Form of Dealer Sales Contract filed as Exhibit (7)(b)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended--Incorporated by reference to Post-Effective Amendment No. 32 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2016.
(7)(c)(i)	Form of Financial Institution Sales Contract dated March 27, 2012 – Incorporated by reference to Post-Effective Amendment No. 24 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on June 27, 2012.
(7)(c)(ii)	Schedule of Financial Institution Sales Contracts conforming in all material respects to the Form of Financial Institution Sales Contract filed as Exhibit (7)(c)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended--Incorporated by reference to Post-Effective Amendment No. 32 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2016.
(8)	Trustee Retirement Plan dated October 4, 1996, as amended July 21, 2000--Incorporated by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 28, 2005.

(9)(a)	Amended and Restated Custodian Agreement with Putnam Fiduciary Trust Company dated February 10, 2006 – Incorporated by reference to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 26, 2007.
(9)(b)	Master Custodian Agreement with State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of December 30, 2020 --Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 27, 2021.
(9)(c)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated June 25, 2020--Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 29, 2020.
(9)(d)	Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated June 25, 2021--Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 27, 2021.
(10)(a)	Class A Distribution Plan and Agreement dated November 8, 1993--Incorporated by reference to the Registrant's Initial Registration Statement filed on November 12, 1993. (P)
(10)(b)	Class B Distribution Plan and Agreement dated November 8, 1993--Incorporated by reference to the Registrant's Initial Registration Statement filed on November 12, 1993. (P)
(10)(c)	Class C Distribution Plan and Agreement dated September 1, 1994 --Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 30, 1995.
(10)(d)	Class M Distribution Plan and Agreement dated January 30, 1995 --Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 30, 1995.
(10)(e)	Class R Distribution Plan and Agreement dated November 15, 2002--Incorporated by reference to Post-Effective Amendment No. 10 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 29, 2003.

(10)(f)(i)	Form of Dealer Service Agreement--Incorporated by reference to Post-Effective Amendment No. 5 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 30, 1998.
(10)(f)(ii)	Schedule of Dealer Service Agreements conforming in all material respects to the Form of Dealer Service Agreement filed as Exhibit (10)(f)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended--Incorporated by reference to Post-Effective Amendment No. 32 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2016.
(10)(g)(i)	Form of Financial Institution Service Agreement--Incorporated by reference to Post-Effective Amendment No. 5 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 30, 1998.
(10)(g)(ii)	Schedule of Financial Institution Service Agreements conforming in all material respects to the Form of Financial Institution Service Agreement filed as Exhibit (10)(g)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended--Incorporated by reference to Post-Effective Amendment No. 32 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2016.
(10)(h)	Rule 18f-3 Plan dated November 1, 1999, as most recently amended March 1, 2021--Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 27, 2021.
(11)	Opinion and consent of Ropes & Gray LLP regarding Putnam Multi-Asset Absolute Return Fund – Incorporated by reference to the Registrant’s registration statement on Form N-14 filed on July 10, 2022.
(12)	Opinion of Ropes & Gray LLP with respect to tax matters – To be filed by post-effective amendment.
(13)(a)	Amended & Restated Investor Servicing Agreement -- Open-End Funds with Putnam Investment Management, LLC and Putnam Investor Services, Inc. dated July 1, 2013; Appendix A amended as of March 25, 2022--Incorporated by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on July 12, 2022.

(13)(b)	Letter of Indemnity with Putnam Investment Management, LLC dated December 18, 2003--Incorporated by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 28, 2005.
(13)(c)	Liability Insurance Allocation Agreement dated December 18, 2003--Incorporated by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 28, 2005.
(13)(d)	Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017--Incorporated by reference to Post-Effective Amendment No. 39 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 26, 2018.
(13)(e)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated August 1, 2013--Incorporated by reference to Post-Effective Amendment No. 28 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 28, 2014.
(13)(f)	Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated June 25, 2021 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 27, 2021.
(13)(g)	Amended and Restated Master Interfund Lending Agreement with the Trusts party thereto and Putnam Investment Management, LLC dated September 24, 2021; Schedules A, B and C amended as of September 24, 2021--Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 27, 2021.
(13)(h)	Credit Agreement with State Street Bank and Trust Company and certain other lenders dated September 24, 2015--Incorporated by reference to Post-Effective Amendment No. 32 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2016.

(13)(i)	Joinder Agreement No. 1 to Credit Agreement with State Street Bank and Trust Company and certain other lenders dated August 29, 2016--Incorporated by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 26, 2017.
(13)(j)	Amendment No. 1 to Credit Agreement with State Street Bank and Trust Company, dated September 22, 2016--Incorporated by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 26, 2017.
(13)(k)	Amendment No. 2 to Credit Agreement with State Street Bank and Trust Company, dated September 21, 2017--Incorporated by reference to Post-Effective Amendment No. 39 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 26, 2018.
(13)(l)	Amendment No. 3 to Credit Agreement with State Street Bank and Trust Company, dated September 20, 2018--Incorporated by reference to Post-Effective Amendment No. 41 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 25, 2019.
(13)(m)	Amendment No. 4 to Credit Agreement with State Street Bank and Trust Company, dated September 19, 2019--Incorporated by reference to Post-Effective Amendment No. 43 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2020.
13(n)	Amendment No. 5 to Credit Agreement with State Street Bank and Trust Company, dated October 18, 2019--Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 29, 2020.
13(o)	Amendment No. 6 and Consent No. 3 to Credit Agreement with State Street Bank and Trust Company, dated August 27, 2020--Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 29, 2020.
13(p)	Amendment No. 7 to Credit Agreement with State Street Bank and Trust Company, dated October 16, 2020--Incorporated by reference to Post-Effective Amendment No. 45 of the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2021.

13(q)	Amendment No. 8 to Credit Agreement with State Street Bank and Trust Company, dated October 15, 2021--Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 27, 2021.
(13)(r)	Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 24, 2015--Incorporated by reference to Post-Effective Amendment No. 32 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2016.
(13)(s)	First Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated August 29, 2016--Incorporated by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 26, 2017.
(13)(t)	Second Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 22, 2016--Incorporated by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 26, 2017.
(13)(u)	Third Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 21, 2017--Incorporated by reference to Post-Effective Amendment No. 39 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 26, 2018.
(13)(v)	Fourth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 20, 2018--Incorporated by reference to Post-Effective Amendment No. 41 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 25, 2019.
(13)(w)	Fifth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated September 19, 2019--Incorporated by reference to Post-Effective Amendment No. 43 to the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2020.
(13)(x)	Sixth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 18, 2019--Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 29, 2020.

(13)(y)	Seventh Amendment and Consent to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated August 27, 2020--Incorporated by reference to Post-Effective Amendment No. 47 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 29, 2020.
(13)(z)	Eighth Amendment Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 16, 2020--Incorporated by reference to Post-Effective Amendment No. 45 of the Registrant’s Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on January 27, 2021.
(13)(aa)	Ninth Amendment Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company, dated October 15, 2021-- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant’s Registration Statement (No. 811-07121) under the Investment Company Act of 1940 filed on December 27, 2021.
(13)(bb)(i)	Form of Indemnification Agreement dated March 18, 2016--Incorporated by reference to Post-Effective Amendment No. 34 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on August 29, 2016.
(13)(bb)(ii)	Schedule of Indemnification Agreements conforming in all material respects to the Form of Indemnification Agreement filed as Exhibit (13)(bb)(i) but which have not been filed as exhibits to the Registrant's Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended --Incorporated by reference to Post-Effective Amendment No. 34 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on August 29, 2016.
(13)(cc)	Expense Limitation Agreement with Putnam Investment Management, LLC (“PIM”) dated July 1, 2022--Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on July 12, 2022.
(13)(dd)	Expense Limitation Agreement with Putnam Investor Services, Inc. (“PSERV”) dated July 1, 2022 -- Incorporated by reference to Post-Effective Amendment No. 49 to the Registrant's Registration Statement (No. 033-51017) under the Securities Act of 1933 filed on July 12, 2022.
(14)(a)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm to Putnam Multi-Asset Income Fund – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-266242) under the Securities Act of 1933 filed on September 7, 2022.

(14)(b)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm to Putnam Multi-Asset Absolute Return Fund – Incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement (No. 333-266242) under the Securities Act of 1933 filed on September 7, 2022.
(15)	Not applicable.
(16)	Power of Attorney – Incorporated by reference to the Registrant’s registration statement on Form N-14 filed on July 10, 2022.
(17)	Not applicable.

Item 17. Undertakings

(1)	The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	The undersigned Registrant agrees that every prospectus filed under paragraph (1) above will be filed as a part of an amendment to this registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Amended and Restated Agreement and Declaration of Trust of Putnam Asset Allocation Funds is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant series of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Boston and The Commonwealth of Massachusetts on the 9th day of September, 2022.

PUTNAM FUNDS TRUST

By:	/s/ JONATHAN S. HORWITZ
Name:	Jonathan S. Horwitz
Title:	Executive Vice President, Principal Executive Officer and Compliance Liaison

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ KENNETH R. LEIBLER*	Chair, Board of Trustees
Kenneth R. Leibler

/s/ Robert l. reynolds*	President and Trustee
Robert L. Reynolds

/s/ Jonathan S. Horwitz*	Executive Vice President, Principal
Jonathan S. Horwitz	Executive Officer and Compliance
Liaison

/s/ Janet C. Smith* Janet C. Smith	Vice President, Principal Financial Officer, Principal Accounting Officer and
Assistant Treasurer

/s/ LIAQUAT AHAMED* Liaquat Ahamed	Trustee

/s/ Barbara M. Baumann*	Trustee
Barbara M. Baumann

/s/ KATINKA DOMOTORFFY*	Trustee
Katinka Domotorffy

/s/ Catharine bond hill*	Trustee
Catharine Bond Hill

/s/ george putnam, iii*	Trustee
George Putnam, III

/s/ MANOJ P. SINGH*	Trustee
Manoj P. Singh

/s/MONA K. SUTPHEN*	Trustee
Mona K. Sutphen
* By: /s/ JONATHAN S. HORWITZ, as Attorney-in-Fact pursuant to Power of Attorney filed in the Registrant’s registration statement on Form N-14 on July 20, 2022
Dated: September 9, 2022